                                                                    EXHIBIT 11

                      AIR & WATER TECHNOLOGIES CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                     (in thousands except per share amounts)




                                     Three Months Ended         Six Months Ended
                                           April 30,                April 30,

[CAPTION]

                                          1997      1996       1997       1996
                                          ----      ----       ----       ----
Primary Earnings (Loss) Per Share:
 1.  Net loss                           $(63,986) $(1,305)  $(76,516)  $(4,250)
 2.  Less preferred dividends               (825)    (825)    (1,650)   (1,650)
                                        --------  --------  --------   --------
 3.  Net loss applicable to common
     shareholders                        (64,811)  (2,130)   (78,166)   (5,900)
                                        --------  --------  --------  --------
 4.  Weighted average shares
     outstanding                          32,019   32,018     32,019    32,018
                                        -------- --------   --------  --------
 5.  Net loss per share                 $  (2.02) $  (.07)   $ (2.44)  $  (.18)
                                        ========= ========   ========  ========

Fully Diluted Earnings (Loss) Per Share:

 6.  Line 3. above                      $(64,811) $(2,130)  $(78,166)  $(5,900)
 7.  Add back preferred dividends            825      825      1,650     1,650
 8.  Add back interest, on assumed
      conversion of the Company's 8%
      Convertible Debentures               2,300    2,300      4,600     4,600
                                        --------  --------  --------  --------
 9.  Net income (loss)                  $(61,686) $   995   $(71,916)      350
                                        --------  --------  --------  --------
10.  Weighted average shares
     outstanding (Line 4)                 32,019   32,018     32,019    32,018
11.  Add additional shares issuable
     upon assumed conversion of
     preferred shares                      4,800    4,800      4,800     4,800
12.  Add additional shares issuable
     upon assumed conversion of the
     Company's 8% Convertible
      Debentures                           3,833    3,833      3,833     3,833
                                        --------  --------  --------  --------
13.  Adjusted weighted average shares
     outstanding                          40,652   40,651     40,652    40,651
                                        --------  --------  --------  --------
14.  Net income (loss) per share (9/13)* $ (1.52) $   .02    $ (1.77)  $   .01
                                         ======== ========  =========  ========

* Fully diluted earnings (loss) per share are not presented as the assumed conversions are anti-dilutive.